Press Release

SecureTech Expands Leadership Team with Addition of VP of Sales

Roseville, Minnesota – May 16, 2022 – SecureTech Innovations, Inc. (OTC: SCTH), an emerging growth company that develops and markets cutting-edge security and safety devices, products, and technologies such as Top Kontrol and its early-stage cybersecurity and cryptocurrency technology incubator Piranha Blockchain, announces the expansion of its executive leadership team with the addition of Ken Salway, Vice President of Sales.

As the Vice President of Sales, Ken Salway brings more than 17 years of sales and executive leadership experience to SecureTech. He has proven leadership abilities and is skilled in streamlining sales tools and processes, developing and motivating sales teams, and meeting and exceeding business sales objectives.

Ken stated, “I am grateful and excited to be part of a team and company that manufactures such innovative products. Top Kontrol is a product that I believe in and that every consumer should own. I look forward to being part of growing, not only this special product, but the entire company with its future products and services.”

Kao Lee, SecureTech’s President and CEO, commented, “We have been looking high and low for over a year for someone with Ken’s sales and leadership qualities. Bringing Ken on board as our VP of Sales marks an end to that very long journey while starting a new, more exciting one that will supercharge our sales efforts and boost Top Kontrol into a nationally recognized brand!”

“Moving forward, we anticipate seeing a sharp increase in quarterly sales of Top Kontrol starting in the second half of 2022, all while setting the stage for the successful launch of our second-generation Top Kontrol product line slated for release during the first half of 2023.”

About SecureTech Innovations

SecureTech is an emerging growth company that develops and markets security and safety devices, products, and technologies – our products preserve life, protect property, and prevent crime. SecureTech is the maker of Top Kontrol®, the only anti-theft and anti-carjacking system known that can safely stop a carjacking without any action by the driver. Through its Piranha Blockchain subsidiary, SecureTech is developing advanced cybersecurity technologies for blockchain and cryptocurrency systems and platforms involving cryptocurrency mining, digital asset storage and protection, and cryptocurrency trading platforms. For more information, visit securetechinnovations.com and topkontrol.com.

Certain statements in this release, other than statements of historical fact, may include forward-looking information that involves various risks and uncertainties. There can be no assurance that such forward-looking statements will prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. These and all subsequent written and oral forward-looking statements are based on the estimates and opinions of Management on the dates they are made and expressly qualified in their entirety by this notice. SecureTech Innovations, Inc. (“SecureTech”) assumes no obligation to update forward-looking statements should circumstances or Management’s estimates or opinions change, other than as required pursuant to applicable securities laws. For a description of additional risks and uncertainties, please refer to SecureTech’s filings with the Securities and Exchange Commission, including “Risk Factors” in its Annual Report filed on Form 10-K.

Investor Relations

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